SCICLONE AND SIGMA-TAU REPORT PROMISING INTERIM PHASE 2 RESULTS

IN ADVANCED-STAGE MALIGNANT MELANOMA TRIAL

SAN MATEO, Calif. – December 14, 2005 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) and Sigma-Tau S.p.A today announced promising interim results from a large phase 2 clinical trial evaluating ZADAXIN® (thymalfasin) in combination with dacarbazine (DTIC) chemotherapy with and without low-dose interferon alpha to treat patients with stage IV, the most advanced and imminently fatal form of, malignant melanoma.  These preliminary data, provided by Sigma-Tau, show a distinct ZADAXIN dose-dependent response in combination with DTIC chemotherapy with and without low-dose interferon alpha.  SciClone will host a conference call at 9:00 a.m. ET today to review these clinical data.

To date, 270 out of the 320 stage IV malignant melanoma patients enrolled in four treatment arms have been evaluated according to RECIST criteria for overall tumor response, which includes partial and complete responses.  In each of the three treatment arms that include ZADAXIN, a higher response rate was observed as compared to the response achieved in the control arm, which includes treatment of DTIC plus low-dose interferon alpha, commonly used agents in the treatment of this disease.  Overall tumor response was achieved by 12.9% of the patients treated with 3.2 mg of ZADAXIN in combination with DTIC, compared with only 3.9% of patients in the control arm.  Furthermore, the addition of ZADAXIN to DTIC and low-dose interferon alpha provided a greater overall tumor response in a dose-related fashion.  7.4% of patients who were treated with 1.6 mg of ZADAXIN, DTIC and low-dose interferon alpha achieved an overall response, and 10.9% of patients who were treated with 3.2 mg of ZADAXIN, DTIC and low-dose interferon alpha achieved an overall response.  The adverse events observed to date in this trial are consistent with those expected for this group of patients treated with DTIC and interferon alpha.

In May 2005, Sigma-Tau observed a promising ZADAXIN dose-related response in this trial and consequently added a fifth arm to evaluate the possible incremental benefit of a higher 6.4 mg dose of ZADAXIN in combination with DTIC and low-dose interferon alpha.  Additional data including overall response from patients in all five treatment arms and preliminary survival information on the first 320-patient cohort are expected in mid-2006.

“We at Sigma-Tau are excited to see a dose-dependent thymalfasin response in the large number of patients treated to date, as malignant melanoma is an extremely serious disease and patients often have few viable alternatives at this stage,” said Dr. Paolo Carminati, Director of Research and Development for Sigma-Tau S.p.A.  “Enrollment in the fifth arm using 6.4 mg of thymalfasin is proceeding well, and we are eager to observe how patients respond at this higher dose.  We believe this information in combination with the data we have seen so far will enable us to more clearly define thymalfasin’s future role in advanced-stage malignant melanoma.”

“These positive data support our belief in ZADAXIN’s ability to enhance the efficacy of commonly used treatment in a life-threatening disease like malignant melanoma and, importantly, validate SciClone’s plans to seek major pharmaceutical market approvals for ZADAXIN,” said Ira D. Lawrence, M.D., President and Chief Executive Officer of SciClone Pharmaceuticals, Inc.  “Accordingly in early 2006, together with Sigma-Tau, we intend to discuss with the FDA and the EMEA our plans for phase 3 malignant melanoma clinical trials, which we currently anticipate starting in 2006.”

About the Malignant Melanoma Trial

SciClone’s European partner, Sigma-Tau, is conducting a large, multi-center, open-label phase 2 trial in Europe evaluating different dose levels of ZADAXIN in combination with DTIC chemotherapy with and without low-dose interferon alpha as a first-line treatment for malignant melanoma.  All of the patients enrolled in this trial have stage IV melanoma.  Most of these patients have visceral metastases and the remaining patients have lung metastases and skin or lymph node metastases.  In May 2005, Sigma-Tau added a fifth arm to this trial to evaluate the possible incremental benefit of a higher dose of ZADAXIN (6.4 mg) to DTIC and low-dose interferon therapy.  Sigma-Tau added this arm based on preliminary observations which show an encouraging ZADAXIN dose-related response.  The trial’s primary endpoint is overall tumor response.  Secondary endpoints include overall survival, duration of response, time to disease progression and immunological response.  Additional data including overall response from patients in all five treatment arms and preliminary survival information on the first 320-patient cohort are expected in mid-2006.

About Malignant Melanoma

The American Cancer Society estimates that this year in the United States approximately 7,700 deaths will occur from melanoma.  Melanoma is classified as stage IV, the most advanced form, once the cancer has spread beyond the skin to a distant site.  Commonly treatments for stage IV patients include chemotherapeutic agents, like DTIC, and immunotherapy, including interferon alpha.  However, none of these therapies are effective at extending overall patient survival, which at this stage is typically only about six to nine months.  Response to treatment largely depends upon the stage of melanoma, disease site and the extent to which the cancer has spread.

About ZADAXIN

ZADAXIN is a novel compound with immunomodulatory effects that facilitates the body’s immune response to fight viruses and certain cancers.  The compound is a synthetic version of the naturally occurring peptide thymosin alpha 1, generically referred to as thymalfasin. ZADAXIN promotes T-cell maturation as well as increases the response of the immune system, with both functions playing an important role in eradicating virally infected and cancer cells.  ZADAXIN appears to be well tolerated, with few reports of significant side-effects or toxicities associated with its use.

Conference Call Details

SciClone Pharmaceuticals will host a conference call today at 9:00 a.m. Eastern Time to discuss top-line results from the first of its two phase 3 hepatitis C trials and interim results from the phase 2 malignant melanoma trial.  The conference call will contain forward-looking statements.

DATE:                Wednesday, December 14, 2005

TIME:                9:00 a.m. ET (6:00 a.m. PT)

WEBCAST:        live call and replay accessible at www.sciclone.com

LIVE CALL:      800-819-9193 (U.S./Canada)

                            913-981-4911 (international)

REPLAY:            888-203-1112 (U.S./Canada)

                            719-457-0820 (international)

                            passcode: 8647825

About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN is currently being evaluated in two phase 3 hepatitis C clinical trials in the United States and one hepatitis C triple therapy clinical trial in Europe. ZADAXIN also is being evaluated in other late-stage clinical trials for the treatment of hepatitis B and certain cancers. The company's other principal drug development candidate is SCV-07, currently in phase 1 development, which is being evaluated for the treatment of viral and other infectious diseases. For more information about SciClone, visit www.sciclone.com.

About Sigma-Tau

Sigma-Tau is a leading research-based, privately-held Italian pharmaceutical company with annual revenues in excess of $800 million and over 2400 employees worldwide.  Therapeutic areas on which the company's research and development are focused include oncology, gastroenterology, neurology, cardiovascular, metabolism and immunology.  Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world's major pharmaceutical markets and has financial interests in public and private biotechnology companies throughout the world.  Press releases and corporate information from Sigma-Tau are available on the Internet at www.sigma-tau.it.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding the progress and timing of clinical trial events, and the fact that preliminary data described may imply certain actual results in larger patient populations. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including the progress of patients during the remainder of  the clinical trial for ZADAXIN, maintenance of the sufficiency and eligibility of the enrolled patient population, future actions of our collaborative partner, unexpected adverse results to patients, and the fact that preliminary results with a limited group of patients may not be predictive of the final results of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

Corporate information contact:

Becky Horner

Investor Relations

SciClone Pharmaceuticals, Inc.

investorrelations@sciclone.com

650-358-3437